Prospectus Supplement No. 26	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated March 20, 2026)	Registration No. 333-294263

Wheeler Real Estate Investment Trust, Inc.

This is Prospectus Supplement No. 26 (this “Prospectus Supplement”) to our Prospectus, dated March 20, 2026 (the “Prospectus”), relating to the offer and sale of up to 673,971 shares of common stock, par value $0.01 per shares (“Common Stock”), of Wheeler Real Estate Investment Trust, Inc. issuable upon exercise of the warrants described therein by the selling stockholders identified in the Prospectus. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on August 21, 2026. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 21, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 21, 2026
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Charter Amendments for One-for-four Reverse Stock Split

On August 21, 2026, in connection with a one-for-four reverse stock split (the “Reverse Stock Split”) of the common stock, $0.01 par value per share (the "Common Stock"), of Wheeler Real Estate Investment Trust, Inc. (the "Company"), to be effective on August 26, 2026, the Company filed two Articles of Amendment to its charter with the State Department of Assessments and Taxation of Maryland that provide for:

ia one-for-four Reverse Stock Split of the Common Stock, to be effective at 5:00 p.m. Eastern Time (the “Effective Time”) on August 26, 2026 (the “First Amendment”); and
iithe par value of the Common Stock to be decreased from $0.04 per share (as a result of the one-for-four Reverse Stock Split) to $0.01 per share, to be effective at 5:01 p.m. Eastern Time on August 26, 2026 (the “Second Amendment”).

Pursuant to the First Amendment, no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share of the Common Stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Company’s Common Stock on The Nasdaq Capital Market on August 26, 2026 (as adjusted for the Reverse Stock Split), without any interest.

The foregoing descriptions of the amendments to the Company’s charter do not purport to be complete and are qualified in their entirety by reference to each amendment, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Effect of Reverse Stock Split on Common Stock

At the market open on August 27, 2026 (the first business day after the Effective Time), the Common Stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market under a new CUSIP number (963025739).

The Reverse Stock Split will apply to all of the outstanding shares of Common Stock as of the Effective Time. It therefore will not affect any particular stockholder’s relative ownership percentage of shares of Common Stock, except for de minimis changes resulting from the payment of cash in lieu of fractional shares. The Reverse Stock Split will also not affect the relative voting or other rights that accompany the shares of Common Stock, except to the extent that it results from a stockholder receiving cash in lieu of fractional shares. There will be no change to the number of authorized shares of the Common Stock as a result of the Reverse Stock Split.

As of August 21, 2026 the Company had 3,088,204 shares of Common Stock outstanding and anticipates having approximately 772,051 shares of Common Stock outstanding post-Reverse Stock Split.

The Company’s trading symbol will remain unchanged, but the CUSIP number for the Company’s registered Common Stock will be changed to 963025739.

In connection with the Reverse Stock Split, adjustments will be made to the number of shares of Common Stock issuable upon conversion of the Company’s convertible securities.

Effect of Reverse Stock Split on 7.00% Subordinated Convertible Notes Due 2031

As a result of the Reverse Stock Split, pursuant to and in accordance with Section 14.05(c) of that certain indenture, dated as of August 13, 2021, between the Company and Wilmington Savings Fund Society, FSB as trustee, pertaining to the Company’s 7.00% subordinated convertible notes due 2031 (the “Notes”), the conversion rate of the Notes will be proportionately reduced from approximately 62.52 shares of Common Stock per each $25.00 principal amount of the Notes to approximately 15.63 shares of Common Stock per each $25.00 principal amount of the Notes.

Effect of Reverse Stock Split on Preferred Stock

As a result of the Reverse Stock Split, the conversion price of the Company’s Series B Convertible Preferred Stock will proportionally increase from $72,576,000,000 per share of Common Stock to $290,304,000,000 per share of Common Stock, and one (1) share of Series B Convertible Preferred Stock will be convertible into approximately 0.00000000001 shares of Common Stock.

As a result of the Reverse Stock Split, the conversion price of the Company’s Series D Cumulative Convertible Preferred Stock will proportionally increase from $30,772,224,000 per share of Common Stock to $123,088,896,000 per share of Common Stock, and one (1) share of Series D Cumulative Convertible Preferred Stock will be convertible into approximately 0.0000000002 shares of Common Stock.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “will”, “would”, and "anticipates", or the negative of such terms, or other comparable terminology, and include statements about the Reverse Stock Split and the impact, if any, of the Reverse Stock Split on the Company and the trading price of the Common Stock. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
3.1	First Amendment (Reverse Stock Split)
3.2	Second Amendment (Par Value Decrease)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: August 21, 2026